Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) will supersede any previous agreement made and effective as of the 29th day of September 2023, by and between Earth Science Tech, Inc., a Florida corporation (hereinafter called the (“Company”) and Giorgio R. Saumat an individual, hereinafter called the (the “Executive”), to establish that:

AGREEMENT

1. Employment

1.1 General. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms and conditions contained in this Agreement.

1.2 Duties of Executive. During the term of Employment, the Executive shall diligently perform all services and shall exercise such powers and authority as may from time to time be assigned to him by the Board of Directors. The Executive shall devote all necessary attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. Executive will be employed on a full-time basis, however, not be precluded thereby from involvement in any other investments or enterprises so long as same do not materially conflict or compete with the business of Company or his duties hereunder.

1.3 Title. The title of the Executive shall be CEO.

2. Term. The term of employment under this Agreement shall be 12 months beginning on October 1, 2023.

3. Compensation. The Executive shall receive compensation by the Company during the term of this Agreement at 21% of the Company’s monthly revenue. To be paid on the first of the month, based on the preceding month’s revenue as long as the company increases its cash position quarter over quarter. In the event the Company does not increase its cash position, the arrangement must be renegotiated and there will be no payment at the beginning of the new quarter.

4. Back Pay Waiver. The Executive must waive all rights to any and all compensation, including back pay, for any and all work done on behalf of the Company prior to September 30, 2023.

5. Termination.

5.1. Termination for cause. This Agreement may be terminated by the Company immediately for cause. As used in the Agreement, “cause” shall only mean (I) an action of the Executive which constitutes a material breach of this Agreement and is not cured within thirty (30) days after receipt by Executive of notice of same, (II) fraud, (III) embezzlement, or (IV) any criminal act which is a felony under applicable law.

5.2 Termination by Executive. Executive may at any time give the Company 2 weeks prior written notice of his termination of employment hereunder, such termination to be effective at the end of such two week notice period.

6. Agreement Not to Compete. As used in this Agreement, “Competing Business” shall mean any business or enterprise which is in actual and material competition with the business of the Company.

7. Ownership and Non-Disclosure and Non-Use of Confidential Information.

7.1 Executive acknowledges and agrees that all confidential information and all physical embodiments thereof are confidential to and shall be and remain the sole and exclusive property of the Company. Upon request by the Company and in any event upon termination of his employment with the Company for any reason Executive shall deliver to the Company all property belonging to the Company then in his custody, control, or possession.

7.2 Executive agrees that he will not, either during the term of his employment by the Company or at any time thereafter, without the prior written consent of the Company, disclose or make available any Confidential Information to any person or entity, nor make or cause to be made, or permit or allow, either on his own behalf or on behalf of others, any use of such Confidential Information other than in the proper performance of his duties hereunder.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, understanding or arrangement, oral and written, between the parties hereto with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

10. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or section contained in this Agreement shall affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and in the event that any one or more of the words, phrases, sentences, clauses of sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11. Waivers. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any breach or violation of any other provision or any subsequent breach or violation by any party.

12. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, personal representative, legal representatives, successors and assigns, any rights, or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written.

Earth Science Tech, Inc.

Dated: September 29, 2023	By:	/s/ Mario G. Tabraue
Mario G. Tabraue President and Director of the Board

Dated: September 29, 2023	By:	/s/ Jeff P. H. Cazeau
Jeff P. H. Cazeau Independent Director

Giorgio R. Saumat

Dated: September 29, 2023	By:	/s/ Giorgio R. Saumat
Giorgio R. Saumat